HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS APPOINTS CHIEF FINANCIAL OFFICER

WINSTON-SALEM, N.C. (Sept. 25, 2017) - HanesBrands (NYSE: HBI), a leading global branded marketer of everyday basic apparel, today announced the appointment of Barry A. Hytinen as chief financial officer effective Oct. 16, 2017.

Hytinen, 42, joins Hanes from Tempur Sealy International, a publicly traded global bedding manufacturer, where he serves as chief financial officer. Hytinen has nearly 20 years of finance experience, including oversight of mergers and acquisitions, capital structure, global strategy and tax structure, corporate development, and investor relations.

“Barry is a talented and accomplished finance officer and corporate strategist who brings a honed skill set that matches the needs of our expanding global enterprise,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “Barry has significant experience in domestic and international acquisitions, global tax and supply chain structure, margin enhancement, and cash generation.”

Hytinen will report to Evans and will succeed CFO Richard D. Moss, who announced in April 2017 that he will retire at the end of the year after 12 years with Hanes. Moss will remain with the company in an advisory capacity until his retirement.

Hytinen joined Tempur Sealy International in 2005 and continually assumed roles of increasing responsibility. He was appointed chief financial officer in 2015.

Before joining Tempur Sealy International, Hytinen served as chief financial officer of Fogbreak Software, a venture-backed software company. Earlier in his career, he held finance and corporate development positions with Vignette and General Electric Company. He earned his MBA from Harvard Business School and earned his bachelor’s degree from Syracuse University.

HanesBrands markets underwear, intimate apparel and athleticwear in the Americas, Europe, Australia and Asia-Pacific under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, and Gear for Sports.
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